Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com	Roper Technologies, Inc.

Roper Technologies Names John Stipancich as

Vice President, General Counsel and Secretary

Sarasota, Florida, June 23, 2016 … Roper Technologies, Inc. (NYSE: ROP) today announced that John Stipancich has been appointed the Company’s Vice President, General Counsel and Secretary, effective immediately. Mr. Stipancich was most recently Executive Vice President and Chief Financial Officer of Newell Brands Inc. where he has also served as General Counsel and Corporate Secretary, and Executive Leader of its operations in the Europe, Middle East and Africa region. He succeeds David Liner, who will remain with the company for a transitional period until the end of 2017.

Brian Jellison, Roper’s Chairman, President and CEO, said, “We are excited to welcome John to the Roper team. He is a seasoned executive with a strong track record of performance across legal, financial and commercial functions and we look forward to his extensive contributions as we continue to grow our businesses and the Roper enterprise.”

“David Liner has made many valuable contributions to Roper over the past eleven years and has been an important part of our leadership team. We are pleased that he will remain with us during this transition period prior to his retirement and continue to be an important resource to Roper,” Mr. Jellison added.

Prior to his twelve years at Newell Brands, Mr. Stipancich served as Executive Vice President, General Counsel and Corporate Secretary for Evenflo Company and Assistant General Counsel for Borden, both KKR portfolio companies at the time. He started his legal career in the Cleveland office of the international law firm Squire Patton Boggs. Mr. Stipancich earned his law degree from The Ohio State University and holds a bachelor’s degree in accounting from The University of Toledo.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper designs and develops software (both software-as-a-service and licensed), and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Additional information about Roper is available on the Company’s website at www.ropertech.com.

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